UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2013

DUKE ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32853	20-2777218
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 South Tryon Street, Charlotte, North Carolina 28202

(Address of Principal Executive Offices, including Zip code)

(704) 382-3853

(Registrant’s telephone number, including area code)

DUKE ENERGY CAROLINAS, LLC

(Exact Name of Registrant as Specified in its Charter)

North Carolina	001-04928	56-0205520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

526 South Church Street, Charlotte, North Carolina 28202-4200

(Address of Principal Executive Offices, including Zip code)

(704) 382-3853

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

(1) Represents DE Carolinas total, which is allocated ~70% to NC, ~25% to SC and ~5% to wholesale

(2) SC allows all CWIP in rate base (compared to NC, which allows CWIP on baseload generation only)  3/18/2013

Item 8.01.      Other Events.

On March 18, 2013, Duke Energy Carolinas, LLC (“Duke Energy Carolinas”) filed a rate case with the Public Service Commission of South Carolina (the “PSCSC”) to request an average 15.1% increase in retail revenues, or approximately $220 million, with an overall rate of return of approximately 8.45% based on approval of an 11.25% return on equity and a 53% equity component of the capital structure.  The request is premised upon a South Carolina retail rate base of $4.3 billion as of June 30, 2012 adjusted for known and measurable changes.  This rate increase is primarily driven by the cost of capital investments associated with our modernization program and environmental compliance as well as the impact of lower sales volumes and the net effect of various changes to costs.  If approved by the PSCSC, rates would likely go in effect in September 2013.

An overview providing additional detail on the filing is attached to this Form 8-K as Exhibit 99.1.

Item 9.01.      Financial Statements and Exhibits.

(d)          Exhibits.

99.1                           Duke Energy Carolinas Summary of Rate Case Filing in South Carolina

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: March 18, 2013	By:	/s/ Julia S. Janson
	Name:	Julia S. Janson
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

DUKE ENERGY CAROLINAS, LLC

Date: March 18, 2013	By:	/s/ Julia S. Janson
	Name:	Julia S. Janson
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit	Description

99.1	Duke Energy Carolinas Summary of Rate Case Filing in South Carolina